Exhibit 21




                 SUBSIDIARIES OF TRAVELCENTERS OF AMERICA, INC.


Name of Subsidiary                        State of Incorporation
------------------                        ----------------------

TA Operating Corporation                  Delaware
National Auto/Truckstops, Inc.            Delaware
TA Franchise Systems Inc.                 Delaware